UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2023

Franklin Street Properties Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $.0001 par value per share	FSP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.        Entry into a Material Definitive Agreement.

BofA Revolver

On February 10, 2023, Franklin Street Properties Corp. (the “Company”) entered into a First Amendment to Credit Agreement (the “BofA First Amendment”) with Bank of America, N.A., as administrative agent, a letter of credit issuer and a lender, and the other lending institutions party thereto to amend its existing revolving line of credit (as amended by the BofA First Amendment, the “BofA Revolver”). The BofA First Amendment amended the Credit Agreement dated January 10, 2022 among the Company and the lending institutions party thereto (the “Original BofA Credit Agreement”) to, among other things, (i) extend the maturity date from January 12, 2024 to October 1, 2024, (ii) reduce availability for borrowings, at the Company’s election, from up to $237.5 million to up to $150 million, and (iii) change the interest rate from a number of basis points over the Secured Overnight Financing Rate (“SOFR”) depending on the Company’s credit rating under the Original BofA Credit Agreement to 300 basis points over SOFR. Effective October 1, 2023, availability under the BofA Revolver will be reduced to $125 million and, effective April 1, 2024, availability will be further reduced to $100 million. As of February 10, 2023, there were borrowings of $105 million drawn and outstanding under the BofA Revolver, including a $40 million borrowing that the Company made on February 10, 2023 to repay a portion of the BMO Term Loan (defined below). As a result of entering into the BofA First Amendment, on February 10, 2023, the Company incurred a loss on extinguishment of debt of $0.4 million related to unamortized deferred financing costs.

Borrowings under the BofA Revolver bear interest at 300 basis points over either (i) the daily simple SOFR, plus an adjustment of 0.11448%, or (ii) one, three or six month term SOFR, plus a corresponding adjustment of 0.11448%, 0.26161% or 0.42826%, respectively. In addition, under certain circumstances, such as if SOFR is not able to be determined, the BofA Revolver will instead bear interest at 200 basis points over the base rate. The Company is also obligated to pay an annual facility commitment fee on the unused portion of the BofA Revolver at the rate of 0.35% per annum and, if applicable, letter of credit fees.

Base rate means, for any day, a fluctuating rate per annum equal to the highest of: (i) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent as its “prime rate”, (ii) the Federal Funds Rate plus 1/2 of 1% (0.50%), (iii) term SOFR for one month plus 1.00% and (iv) 1.00%. If the base rate is being used because SOFR is not able to be determined, base rate is the greater of clauses (i), (ii) and (iv).

The BofA First Amendment modified certain existing, and added certain new, affirmative and negative covenants, including with regard to cross defaults, indebtedness, liens, investments, acquisitions, use of proceeds, the amount of cash and cash equivalents that the Company can have on its balance sheet after giving effect to an advance under the BofA Revolver, and repurchases and redemptions of the Company’s common stock. The BofA First Amendment also added a new maximum secured recourse leverage ratio. The BofA First Amendment restricts the Company’s ability to make quarterly dividend distributions that exceed $0.01 per share of the Company’s common stock; provided, however, that notwithstanding such restriction, the Company is permitted to make dividend distributions based on the Company’s good faith estimate of projected or estimated taxable income or otherwise as necessary to retain the Company’s status as a real estate investment trust, to meet the distribution requirements of Section 857 of the Internal Revenue Code or to eliminate any income or excise taxes to which the Company would otherwise be subject.

The BofA First Amendment allows the Company to use the net proceeds of the BofA Revolver for permitted investments and for working capital and other general business purposes, including for building improvements, tenant improvements and leasing commissions, in each case to the extent permitted under the BofA First Amendment.

Certain of the lenders party to the BofA First Amendment, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The BofA First Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1. The foregoing summary of the BofA First Amendment is qualified in its entirety by the complete text of the BofA First Amendment.

BMO Term Loan

On February 10, 2023, the Company entered into a First Amendment to Second Amended and Restated Credit Agreement (the “BMO First Amendment”) with Bank of Montreal, as administrative agent, and the other lending institutions party thereto to amend its existing term loan (as amended by the BMO First Amendment, the “BMO Term Loan”). The BMO First Amendment amended the Second Amended and Restated Credit Agreement dated September 27, 2018 among the Company and the lending institutions party thereto (the “Original BMO Credit Agreement”) to, among other things, (i) extend the maturity date from January 31, 2024 to October 1, 2024 and (ii) change the interest rate from a number of basis points over LIBOR depending on the Company’s credit rating under the Original BMO Credit Agreement to 300 basis points over SOFR. The BMO Term Loan was initially for an unsecured term loan borrowing in the amount of $220 million, of which $125 million remains outstanding. The BMO Term Loan initially consisted of a $55 million tranche A term loan and a $165 million tranche B term loan. On June 4, 2021, the Company repaid the tranche A term loan that was scheduled to mature on November 30, 2021, and incurred a loss on extinguishment of debt of $0.1 million related to unamortized deferred financing costs. On February 10, 2023, as part of the BMO First Amendment, the Company repaid a $40 million portion of the $165 million tranche B term loan, so that $125 million remains outstanding. On or before April 1, 2024, the Company is required to repay an additional $25 million of the BMO Term Loan. The tranche B term loan matures on October 1, 2024.

Pursuant to the BMO First Amendment, the BMO Term Loan bears interest at either (i) 300 basis points over one, three or six month term SOFR, plus a corresponding adjustment of 0.11448%, 0.26161% or 0.42826%, respectively, or (ii) 200 basis points over the base rate. Base rate means, for any day, a fluctuating rate per annum equal to the highest of: (i) the rate of interest in effect for such day as publicly announced from time to time by the administrative agent as its “prime commercial rate”, (ii) the Federal Funds Rate plus 1/2 of 1% (0.50%), (iii) term SOFR for one month plus 1.00% and (iv) 1.00%. If the base rate is being used because SOFR is not able to be determined, base rate is the greater of clauses (i) and, (ii) and (iv).

Prior to the effectiveness of the BMO First Amendment, in 2019, the Company fixed the base LIBOR interest rate that previously applied to the BMO Term Loan by entering into interest rate swap transactions. On February 8, 2023, the Company terminated all remaining interest rate swaps applicable to the BMO Term Loan and, on February 10, 2023, the Company received an aggregate of approximately $4.3 million as a result of such terminations.

The BMO First Amendment modified certain existing, and added certain new, affirmative and negative covenants, including with regard to cross defaults, indebtedness, liens, investments, acquisitions, use of proceeds, and repurchases and redemptions of the Company’s common stock. The BMO First Amendment also reset the tangible net worth covenant and added a new maximum secured recourse leverage ratio. The BMO First Amendment restricts the Company’s ability to make quarterly dividend distributions that exceed $0.01 per share of the Company’s common stock; provided, however, that notwithstanding such restriction, the Company is permitted to make dividend distributions based on the Company’s good faith estimate of projected or estimated taxable income or otherwise as necessary to retain the Company’s status as a real estate investment trust, to meet the distribution requirements of Section 857 of the Internal Revenue Code or to eliminate any income or excise taxes to which the Company would otherwise be subject.

Certain of the lenders party to the BMO First Amendment, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The BMO First Amendment is attached to this Current Report on Form 8-K as Exhibit 10.2. The foregoing summary of the BMO First Amendment is qualified in its entirety by the complete text of the BMO First Amendment.

ITEM 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

ITEM 8.01.        Other Events.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 8.01 by reference.

Effective February 10, 2023, upon entering into the BofA First Amendment and the BMO First Amendment, the Company’s Board of Directors (the “Board”) approved discontinuing repurchases of shares of its common stock, par value $0.0001 per share, made pursuant to the stock repurchase program previously authorized by the Board on June 23, 2021 for repurchases from time to time up to an aggregate of $50,000,000 of common stock in open market or in privately negotiated transactions. The Company intends to use the proceeds of property dispositions primarily for the repayment of debt.

ITEM 9.01.        Financial Statements and Exhibits.

(d)          Exhibits.

The following exhibits are filed herewith:

EXHIBIT NO.                 DESCRIPTION OF EXHIBITS

10.1	First Amendment to Credit Agreement, dated February 10, 2023, among Franklin Street Properties Corp., Bank of America, N.A., and the other parties thereto.

10.2	First Amendment to Second Amended and Restated Credit Agreement, dated February 10, 2023, among Franklin Street Properties Corp., Bank of Montreal, and the other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

By:	/s/ Scott H. Carter
Scott H. Carter
Executive Vice President, General Counsel and Secretary

Date: February 10, 2023